Exhibit 99.1

CVB Financial Corp.

701 North Haven Ave., Suite 350

Ontario, CA 91764

(909) 980-4030

Press Release
For Immediate Release
	Contact:	Christopher D. Myers
President and CEO
(909) 980-4030

CVB Financial Corp. Reports First Quarter Earnings for 2015

•	Net earnings were $15.8 million for the first quarter of 2015, or $0.15 per diluted share. Earnings were impacted by the Bank’s decision to prepay a $200.0 million Federal Home Loan Bank advance, recognizing a one-time pre-tax debt termination expense of $13.9 million.

•	Noninterest-bearing deposits increased by $260.6 million for the quarter, or 9.09%, and totaled $3.13 billion, or 53.02% of total deposits.

•	Total loans and leases, net of deferred fees and discount, decreased by $101.0 million for the quarter, or 2.65%. Dairy borrowings declined by $106.6 million for the quarter, mostly due to seasonal repayments.

•	The allowance for loan losses was $60.7 million at quarter-end, or 1.63% of total loans.

Ontario, CA, April 22, 2015-CVB Financial Corp. (NASDAQ:CVBF) and its subsidiary, Citizens Business Bank (“the Company”), announced earnings for the quarter ended March 31, 2015.

CVB Financial Corp. reported net income of $15.8 million for the quarter ended March 31, 2015, compared with net income of $28.7 million for the first quarter of 2014. Diluted earnings per share were $0.15 for the quarter ended March 31, 2015, compared to $0.27 for the same period last year. The first quarter of 2015 included pre-tax debt termination expense of $13.9 million, related to the redemption of $200.0 million of fixed rate debt from the Federal Home Loan Bank (“FHLB”). The FHLB advance carried an interest rate of 4.52% and was scheduled to mature in late November 2016.

The allowance for loan losses totaled $60.7 million at March 31, 2015, compared to $59.8 million at December 31, 2014. There was no provision for loan losses for the first quarter of 2015, compared to a loan loss provision recapture of $7.5 million for the first quarter of 2014.

Chris Myers, President and CEO commented, “We are pleased with our financial results for the first quarter and the continued improvement of our credit quality. The decision to prepay the remaining $200.0 million of Federal Home Loan Bank debt was made to further reduce our overall funding costs. Our deleveraging program is now complete as we have repaid all FHLB debt. Organic loan growth remains challenging due to the low interest rate environment and related loan prepayment pressure but should be strengthened by our acquisition of banking teams in San Diego, Los Angeles and Oxnard.”

Net income for the first quarter of 2015 produced a return on beginning equity of 7.31%, a return on average equity of 7.22%, and a return on average assets of 0.86%. The efficiency ratio for the first quarter of 2015 was 64.43%, compared to 45.52% for 2014. Excluding the impact of the debt termination expense, the efficiency ratio was 44.34% and noninterest expense as a percentage of average assets was 1.67%.

Total interest income and fees on loans for the first quarter of 2015 of $45.5 million increased $886,000, or 1.98%, from 2014. The year-over-year increase was primarily due to a $797,000 increase in prepayment penalty fees.

Noninterest income was $8.0 million for the first quarter of 2015, compared with $9.9 million for the fourth quarter of 2014 and $11.5 million for the first quarter of 2014. The quarter-over-quarter decrease was primarily due to a $1.3 million decrease in gain on sale of OREO assets and loans. The $11.5 million in noninterest income for the first quarter of 2014 included $5.3 million in gains on sale of loans.

Noninterest expense for the first quarter of 2015 was $44.5 million, compared with $31.3 million for the fourth quarter of 2014 and $31.2 million for the first quarter of 2014. The increase was due to $13.9 million in debt termination expense resulting from the repayment of a $200.0 million FHLB fixed rate advance. As a percentage of average assets, noninterest expense, excluding the impact of the debt termination expense, was 1.67% compared to 1.67% for the fourth quarter of 2014 and 1.87% for the first quarter of 2014.

Net Interest Income and Net Interest Margin

Net interest income, before the provision for loan losses, totaled $61.0 million for the first quarter of 2015, a decrease of $166,000 from $61.2 million for the fourth quarter of 2014 and an increase of $4.1 million from $56.9 million for the first quarter of 2014. Our net interest margin, tax equivalent (TE), was 3.59% for the first quarter 2015, compared to 3.58% for the fourth quarter of 2014 and 3.72% for the first quarter of 2014. Total average earning asset yields (TE) were 3.77% for the first quarter of 2015, compared to 3.81% for the fourth quarter of 2014 and 3.98% for the first quarter of 2014. Total cost of funds was 0.20% for the first quarter of 2015, compared to 0.25% for the fourth quarter of 2014 and 0.28% for the first quarter of 2014.

Income Taxes

Our effective tax rate for the quarter ended March 31, 2015 was 35.50%, compared with 36.00% for 2014. Our estimated annual effective tax rate varies depending upon tax-advantaged income as well as available tax credits.

Assets

The Company reported total assets of $7.44 billion at March 31, 2015. This represents an increase of $65.0 million, or 0.88%, from total assets of $7.38 billion at December 31, 2014. Earning assets of $7.09 billion at March 31, 2015 increased $67.1 million, or 0.96%, when compared with $7.02 billion at December 31, 2014. The increase in earning assets was primarily due to a $278.3 million increase in interest-earning balances due from the Federal Reserve. This was partially offset by a $108.9 million decrease in investment securities and a $101.0 million decrease in total loans. Approximately $106.6 million of the decrease in loans was due to the decline in dairy & livestock loans, most of which was seasonal.

Total assets of $7.44 billion at March 31, 2015 increased $540.4 million, or 7.83%, from total assets of $6.90 billion at March 31, 2014. Earning assets totaled $7.09 billion at March 31, 2015, an increase of $538.5 million, or 8.22%, when compared with earning assets of $6.55 billion at March 31, 2014. The increase in earning assets was primarily due to a $278.0 million increase in investment securities and a $313.2 million increase in total loans. This was partially offset by a $44.1 million decrease in interest-earning deposits with other institutions and an $8.2 million decrease in balances due from the Federal Reserve.

Investment Securities

Investment securities were $3.03 billion at March 31, 2015, a decrease of $108.9 million from $3.14 billion at December 31, 2014 and an increase of $278.0 million from $2.75 billion at March 31, 2014. As of March 31, 2015, we had a pre-tax unrealized gain of $73.8 million on our overall securities portfolio.

Investment in mortgage backed securities (“MBS”) totaled $2.14 billion at March 31, 2015, compared to $2.22 billion at December 31, 2014 and $1.87 billion at March 31, 2014. Virtually all of our MBS are issued by Freddie Mac or Fannie Mae, which have the implied guarantee of the U.S. Government. We have one private-label mortgage-backed security that has impairment. This Alt-A bond, with a carrying value of $1.5 million as of March 31, 2015, has had $1.9 million in net other-than-temporary (“OTTI”) impairment loss to date since it was purchased in early 2008. No additional OTTI impairment was recorded for the quarter ended March 31, 2015.

Our municipal securities, totaling $549.8 million, are located in 28 states, and approximately $24.6 million, or 4.48%, are located within the state of California. Our largest concentrations of holdings are in Michigan at approximately 13.5%, Minnesota at 10.3%, New Jersey at 9.4%, and Texas at 8.6%. All municipal bond securities are performing.

In the first quarter of 2015, we purchased $4.3 million of municipal securities with an average tax-equivalent yield of approximately 3.89%.

Loans

Total loans and leases, net of deferred fees and discount, of $3.72 billion at March 31, 2015 decreased by $101.0 million, or 2.65%, from $3.82 billion at December 31, 2014. The quarter-over-quarter decrease in loans was due to a decline of approximately $106.6 million in dairy & livestock loans, a $3.7 million decline in agribusiness loans and a $7.9 million decrease in SBA loans. This was partially offset by growth of $13.0 million in commercial and industrial loans and $4.5 million in commercial real estate loans.

Total loans and leases, net of deferred fees and discount, of $3.72 billion at March 31, 2015, increased by $313.2 million, or 9.20%, from $3.40 billion at March 31, 2014.

Deposits & Customer Repurchase Agreements

Deposits of $5.90 billion and customer repurchase agreements of $560.4 million totaled $6.46 billion at March 31, 2015. This represents an increase of $289.8 million, or 4.70%, when compared with total deposits and customer repurchase agreements of $6.17 billion at December 31, 2014. Deposits and customer repurchase agreements increased by $720.5 million, or 12.56%, when compared with $5.74 million in total deposits and customer repurchase agreements reported at March 31, 2014.

Noninterest-bearing deposits were $3.13 billion at March 31, 2015, an increase of $260.6 million, or 9.09%, compared to $2.87 billion at December 31, 2014 and an increase of $438.3 million, or 16.30%, when compared to the quarter ended March 31, 2014. At March 31, 2015, noninterest-bearing deposits were 53.02% of total deposits, compared to 51.14% at December 31, 2014 and 52.61% at March 31, 2014.

Our average cost of total deposits was 0.09% for the quarter ended March 31, 2015, compared to 0.10% for the same period last year. Our cost of total deposits including customer repurchase agreements was 0.11% for the quarter ended March 31, 2015, compared to 0.12% for the same period last year.

FHLB Advance, Other Borrowings and Debentures

On February 23, 2015 we repaid our last remaining FHLB advance with a fixed rate of 4.52%. At December 31 2014, FHLB advances were $199.5 million, compared to $199.3 million at March 31, 2014.

At March 31, 2015, we had no short-term borrowings, compared to $46.0 million at December 31, 2014 and zero at March 31, 2014.

At March 31, 2015, we had $25.8 million of junior subordinated debentures, unchanged from December 31, 2014 and March 31, 2014.

Asset Quality

Purchase Credit Impaired (“PCI”) loans are those loans that we acquired in the San Joaquin Bank (“SJB”) acquisition for which we were “covered” for reimbursement for a substantial portion of any future losses under the terms of the FDIC loss sharing agreement. The FDIC indemnification loss coverage period for commercial loans associated with the SJB acquisition expired October 16, 2014. PCI loans are included in total loans.

The allowance for loan losses totaled $60.7 million at March 31, 2015, compared to $59.8 million at December 31, 2014 and $68.7 million at March 31, 2014. The quarter-over-quarter increase in the allowance for loan losses was due to $884,000 in net loan recoveries. The allowance for loan losses was 1.63%, 1.57%, 1.67%, 1.75%, and 2.11% of total loans and leases outstanding, at March 31, 2015, December 31, 2014, September 30, 2014, June 30, 2014, and March 31, 2014, respectively.

Nonperforming loans, defined as nonaccrual loans and nonperforming troubled debt restructured loans (“TDR”), were $23.0 million at March 31, 2015, or 0.62% of total loans. This compares to nonperforming loans of $32.2 million, or 0.84% of total loans, at December 31, 2014 and $40.2 million, or 1.23% of total loans, at March 31, 2014. The $23.0 million in nonperforming loans at March 31, 2015 are summarized as follows: $16.8 million in commercial real estate loans, $2.5 million in SBA loans, $2.2 million in SFR mortgage loans, $952,000 in commercial and industrial loans, $103,000 in dairy & livestock and agribusiness loans, and $463,000 in other loans. The $9.2 million decrease in nonperforming loans quarter-over-quarter was principally due to a $6.5 million decrease in nonperforming commercial real estate loans, a $1.4 million decrease in nonperforming commercial and industrial loans, and a $1.0 million decrease in nonperforming SFR mortgage loans.

We had $7.1 million in OREO at March 31, 2015, compared to $5.6 million at December 31, 2014 and $6.5 million at March 31, 2014. As of March 31, 2015, we had six OREO properties, compared with four OREO properties at December 31, 2014 and two OREO properties at March 31, 2014. During the first quarter of 2015, we added three OREO properties with a carrying value of $2.8 million and sold one OREO property with a carrying value of $1.3 million, realizing a net gain on sale of $112,000.

At March 31, 2015, we had loans delinquent 30 to 89 days of $1.9 million. This compares to $1.7 million at December 31, 2014 and $960,000 at March 31, 2014. As a percentage of total loans, delinquencies, excluding nonaccruals, were 0.05% at March 31, 2015, 0.04% at December 31, 2014 and 0.03% at March 31, 2014.

At March 31, 2015, we had $45.4 million in performing TDR loans, compared to $53.6 million in performing TDR loans at December 31, 2014 and $66.4 million in performing TDR loans at March 31, 2014. In terms of the number of loans, we had 34 performing TDR loans at March 31, 2015, compared to 38 performing TDR loans at December 31, 2014 and 44 performing TDR loans at March 31, 2014.

Nonperforming assets, defined as nonaccrual loans plus other real estate owned, totaled $30.1 million at March 31, 2015, $37.8 million at December 31, 2014, and $46.7 million at March 31, 2014.

Classified loans are loans that are graded “substandard” or worse. At March 31, 2015, classified loans totaled $129.2 million, including approximately $18.8 million of PCI loans. Classified loans were $160.7 million, including approximately $21.2 million of PCI loans, at December 31, 2014 and were $219.0 million at March 31, 2014. During the first quarter of 2015, approximately $12 million of our commercial real estate loans and $9.7 million of our classified dairy & livestock loans were upgraded.

CitizensTrust

CitizensTrust had approximately $2.48 billion in assets under management and administration, including $1.91 billion in assets under management, as of March 31, 2015. Revenues were $2.2 million for the first quarter of 2015, compared to $1.9 million for the same period in 2014. CitizensTrust provides trust, investment and brokerage related services, as well as financial, estate and business succession planning.

Corporate Overview

CVB Financial Corp. is the holding company for Citizens Business Bank. The Bank is the largest financial institution headquartered in the Inland Empire region of Southern California with assets of approximately $7.4 billion. Citizens Business Bank serves 43 cities with 40 Business Financial Centers, seven Commercial Banking Centers, and three trust office locations serving the Inland Empire, Los Angeles County, Orange County, San Diego County, Ventura County, and the Central Valley areas of California.

Shares of CVB Financial Corp. common stock are listed on the NASDAQ under the ticker symbol “CVBF.” For investor information on CVB Financial Corp., please visit our Citizens Business Bank website at www.cbbank.com and click on the “Investors” tab.

Conference Call

Management will hold a conference call at 7:30 a.m. Pacific time/10:30 a.m. Eastern time on Thursday, April 23, 2015 to discuss the Company’s first quarter 2015 financial results.

To listen to the conference call, please dial (877) 506-3368. A taped replay will be made available approximately one hour after the conclusion of the call and will remain available through May 4, 2015 at 6:00 a.m. Pacific time/9:00 a.m. Eastern time. To access the replay, please dial (877) 344-7529, passcode 10062819.

The conference call will also be simultaneously webcast over the Internet; please visit our Citizens Business Bank website at www.cbbank.com and click on the “Investors” tab to access the call from the site. Please access the website 15 minutes prior to the call to download any necessary audio software. This webcast will be recorded and available for replay on the Company’s website approximately two hours after the conclusion of the conference call, and will be available on the website for approximately 12 months.

Disclosure

This press release contains certain non-GAAP financial disclosures for tangible common equity, earnings before income taxes, which we refer to as “pre-tax earnings”, and net interest income and net interest margin adjusted for discount accretion on PCI loans. The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. Please refer to the tables at the end of this release for a presentation of performance ratios in accordance with GAAP and a reconciliation of the non-GAAP financial measures to the GAAP financial measures.

Safe Harbor

Certain matters set forth herein (including the exhibits hereto) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements relating to the Company’s current business plans and expectations and our future financial position and operating results. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance and/or achievements to differ materially from those projected. These risks and uncertainties include, but are not limited to, local, regional, national and international economic and market conditions and events and the impact they may have on us, our customers and our assets and liabilities; our ability to attract deposits and other sources of funding or liquidity; supply and demand for real estate and periodic deterioration in real estate prices and/or values in California or other states where we lend, including both residential and commercial real estate; a prolonged slowdown or decline in real estate construction or sales activity; changes in the financial performance and/or condition of our borrowers or key vendors or counterparties; changes in the levels of nonperforming assets and charge-offs; the costs or effects of acquisitions or dispositions we may make; the effect of changes in laws and regulations (including laws, regulations and judicial decisions concerning financial reforms, taxes, banking capital levels, securities and securities trading and hedging, employment, executive compensation, insurance, vendor management and information security) with which we and our subsidiaries must comply; changes in estimates of future reserve requirements and minimum capital requirements based upon the periodic review thereof under relevant regulatory and accounting requirements, including changes in the Basel Committee framework establishing capital standards for credit, operations and market risk; inflation, interest rate, securities market and monetary fluctuations; changes in government interest rates or monetary policies; changes in the amount and availability of deposit insurance; cyber-security threats, including loss of system functionality or theft or loss of Company or customer data or money; political instability; acts of war or terrorism, or natural disasters, such as earthquakes, or the effects of pandemic diseases; the timely development and acceptance of new banking products and services and the perceived overall value of these products and services by customers and potential customers; the Company’s relationships with and reliance upon vendors with respect to the operation of certain of the Company key internal and external systems and applications; changes in consumer spending, borrowing and savings preferences or habits; technological changes and the expanding use of technology in banking (including the adoption of mobile banking applications); the ability to retain and increase market share, retain and grow customers and control expenses; changes in the competitive environment among financial and bank holding companies, banks and other financial service providers; continued volatility in the credit and equity markets and its effect on the general economy or local or regional business conditions; fluctuations in the price of the Company’s common stock or other securities; the effect of changes in accounting policies and practices, as may be adopted from time-to-time by the regulatory agencies, as well as by the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard-setters; changes in our organization, management, compensation and benefit plans, and our ability to retain or expand our management team and/or our board of directors; the costs and effects of legal, compliance and regulatory actions, changes and developments, including the initiation and resolution of legal proceedings (such as consumer or employee class action litigation), regulatory or other governmental inquiries or investigations, and/or the results of regulatory examinations or reviews; our ongoing relations with our various federal and state regulators, including the SEC, FDIC and California DBO; our success at managing the risks involved in the foregoing items and all other factors set forth in the Company’s public reports including its Annual Report on Form 10-K for the year ended December 31, 2014, and particularly the discussion of risk factors within that document. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by law.

###

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	March 31, 2015	December 31, 2014	March 31, 2014
ASSETS
Cash and due from banks	$112,336	$95,030	$124,112
Interest-earning balances due from Federal Reserve	289,036	10,738	297,274

Total cash and cash equivalents	401,372	105,768	421,386

Interest-earning balances due from depository institutions	25,873	27,118	70,000
Investment securities available-for-sale	3,028,289	3,137,158	2,750,063
Investment securities held-to-maturity	1,464	1,528	1,730
Investment in stock of Federal Home Loan Bank (FHLB)	25,338	25,338	25,560
Loans and lease finance receivables	3,716,023	3,817,067	3,402,872
Allowance for loan losses	(60,709)	(59,825)	(68,725)

Net loans and lease finance receivables	3,655,314	3,757,242	3,334,147

Premises and equipment, net	32,628	33,591	31,723
Bank owned life insurance	127,557	126,927	123,790
Intangibles	2,946	3,214	2,139
Goodwill	74,244	74,244	55,097
FDIC loss sharing asset	—	299	1,370
Other assets	67,926	85,493	85,513

TOTAL ASSETS	$7,442,951	$7,377,920	$6,902,518

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits:
Noninterest-bearing deposits	$3,126,928	$2,866,365	$2,688,585
Investment checking	361,465	346,230	345,622
Savings and money market	1,662,700	1,615,856	1,412,122
Time deposits	746,683	776,207	664,457

Total deposits	5,897,776	5,604,658	5,110,786
Customer repurchase agreements	560,352	563,627	626,802
FHLB advances	—	199,479	199,274
Other borrowings	—	46,000	—
Junior subordinated debentures	25,774	25,774	25,774
Payable for securities purchased	2,350	—	75,392
Other liabilities	59,581	60,273	55,309

Total liabilities	6,545,833	6,499,811	6,093,337

Stockholders’ Equity:
Stockholders’ equity	854,287	847,034	804,137
Accumulated other comprehensive income, net of tax	42,831	31,075	5,044

Total stockholders’ equity	897,118	878,109	809,181

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$7,442,951	$7,377,920	$6,902,518

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED AVERAGE BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	Three Months Ended March 31,
	2015	2014
ASSETS
Cash and due from banks	$103,486	$97,506
Interest-earning balances due from Federal Reserve	227,123	199,256

Total cash and cash equivalents	330,609	296,762

Interest-earning balances due from depository institutions	26,252	70,000
Investment securities available-for-sale	3,054,952	2,638,735
Investment securities held-to-maturity	1,482	1,737
Investment in stock of Federal Home Loan Bank (FHLB)	25,338	31,729
Loans held-for-sale	—	367
Loans and lease finance receivables	3,728,193	3,470,710
Allowance for loan losses	(60,098)	(75,853)

Net loans and lease finance receivables	3,668,095	3,394,857

Premises and equipment, net	33,286	32,571
Bank owned life insurance	127,187	123,361
Intangibles	3,034	2,218
Goodwill	74,244	55,097
FDIC loss sharing asset	196	4,349
Other assets	104,622	120,867

TOTAL ASSETS	$7,449,297	$6,772,650

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits:
Noninterest-bearing demand deposits	$2,970,933	$2,562,549
Interest-bearing	2,758,993	2,392,490

Total deposits	5,729,926	4,955,039
Customer repurchase agreements	628,474	725,672
FHLB advances	119,704	199,249
Other borrowings	511	5,122
Junior subordinated debentures	25,774	25,774
Payable for securities purchased	417	21,569
Other liabilities	54,671	51,460

Total liabilities	6,559,477	5,983,885

Stockholders’ equity:
Stockholders’ equity	858,614	797,935
Accumulated other comprehensive income, net of tax	31,206	(9,170)

Total stockholders’ equity	889,820	788,765

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$7,449,297	$6,772,650

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended March 31,
	2015	2014
Interest income:
Loans and leases, including fees	$45,542	$44,656
Investment securities:
Taxable	12,961	10,279
Tax-advantaged	5,011	5,278

Total investment income	17,972	15,557
Dividends from FHLB stock	469	604
Federal funds sold and interest-earning deposits with other institutions	197	245

Total interest income	64,180	61,062

Interest expense:
Deposits	1,293	1,186
Borrowings and junior subordinated debentures	1,878	2,934

Total interest expense	3,171	4,120

Net interest income before provision for loan losses	61,009	56,942
Provision for (recapture of) loan losses	—	(7,500)

Net interest income after provision for loan losses	61,009	64,442

Noninterest income:
Service charges on deposit accounts	3,961	3,828
Trust and investment services	2,151	1,925
Gain on sale of loans held-for-sale	—	5,330
Decrease in FDIC loss sharing asset, net	(390)	(1,707)
Gain on OREO, net	124	5
Other	2,165	2,117

Total noninterest income	8,011	11,498

Noninterest expense:
Salaries and employee benefits	19,295	19,417
Occupancy and equipment	3,652	3,725
Professional services	1,153	1,791
Amortization of intangible assets	268	122
Provision for unfunded loan commitments	(500)	—
Debt termination expense	13,870	—
OREO expense	84	25
Other	6,650	6,077

Total noninterest expense	44,472	31,157

Earnings before income taxes	24,548	44,783
Income taxes	8,715	16,122

Net earnings	$15,833	$28,661

Basic earnings per common share	$0.15	$0.27

Diluted earnings per common share	$0.15	$0.27

Cash dividends declared per common share	$0.12	$0.10

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended March 31,
	2015	2014
Interest income—(tax-equivalent) (TE)	$66,017	$62,992
Interest expense	3,171	4,120

Net interest income—(TE)	$62,846	$58,872

Return on average assets, annualized	0.86%	1.72%
Return on average equity, annualized	7.22%	14.74%
Efficiency ratio [1]	64.43%	45.52%
Efficiency ratio excluding debt termination [1] [2]	44.34%	45.52%
Noninterest expense to average assets, annualized	2.42%	1.87%
Noninterest expense to average assets, excluding debt termination expense [2]	1.67%	1.87%
Yield on average earning assets (TE)	3.77%	3.98%
Yield on average earning assets (TE) excluding discount on PCI loans	3.71%	3.87%
Cost of deposits	0.09%	0.10%
Cost of deposits and customer repurchase agreements	0.11%	0.12%
Cost of funds	0.20%	0.28%
Net interest margin (TE)	3.59%	3.72%
Net interest margin (TE) excluding discount on PCI loans	3.53%	3.60%

[1] Noninterest expense divided by net interest income before provision for loan losses plus noninterest income.
[2] See Non-GAAP table for efficiency ratio and noninterest expense reconciliation.

Weighted average shares outstanding
Basic	105,523,030	105,192,285
Diluted	105,958,721	105,791,100
Dividends declared	$12,742	$10,608
Dividend payout ratio [3]	80.48%	37.01%

[3] Dividends declared on common stock divided by net earnings.

Number of shares outstanding—(end of period)	106,246,910	106,011,665
Book value per share	$8.44	$7.63
Tangible book value per share	$7.72	$7.09

	March 31,
	2015	2014
Nonperforming assets:
Nonaccrual loans	$6,227	$16,234
Loans past due 90 days or more and still accruing interest	—	—
Troubled debt restructured loans (nonperforming)	16,774	23,968
Other real estate owned (OREO), net	7,122	6,475

Total nonperforming assets	$30,123	$46,677

Troubled debt restructured performing loans	$45,376	$66,394

Percentage of nonperforming assets to total loans outstanding and OREO	0.81%	1.43%
Percentage of nonperforming assets to total assets	0.40%	0.68%
Allowance for loan losses to nonperforming assets	201.54%	147.24%

	Three Months Ended March 31,
	2015	2014
Allowance for loan losses:
Beginning balance	$59,825	$75,235
Total charge-offs	(344)	(467)
Total recoveries on loans previously charged-off	1,228	1,457

Net recoveries	884	990
(Recapture of) provision for loan losses	—	(7,500)

Allowance for loan losses at end of period	$60,709	$68,725

Net recoveries to average loans	0.02%	0.03%

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

Quarterly Common Stock Price

	2015		2014		2013
	High	Low	High	Low	High	Low
Quarter End
March 31,	$16.21	$14.53	$17.08	$14.23	$12.30	$10.42
June 30,	—	—	$16.42	$13.77	$11.99	$10.29
September 30,	—	—	$16.50	$14.35	$13.77	$11.65
December 31,	—	—	$16.47	$13.35	$17.48	$13.28

Quarterly Consolidated Statements of Earnings

	1Q 2015	4Q 2014	3Q 2014	2Q 2014	1Q 2014
Interest income
Loans, including fees	$45,542	$46,482	$46,923	$43,558	$44,656
Investment securities and other	18,638	18,848	18,372	17,658	16,406

Total interest income	64,180	65,330	65,295	61,216	61,062

Interest expense
Deposits	1,293	1,341	1,228	1,222	1,186
Other borrowings	1,878	2,814	2,829	2,835	2,934

Total interest expense	3,171	4,155	4,057	4,057	4,120

Net interest income before provision for (recapture of) loan losses	61,009	61,175	61,238	57,159	56,942
Provision for (recapture of) loan losses	—	—	(1,000)	(7,600)	(7,500)

Net interest income after provision for loan losses	61,009	61,175	62,238	64,759	64,442

Noninterest income	8,011	9,855	8,009	7,050	11,498
Noninterest expense	44,472	31,267	32,481	31,324	31,157

Earnings before income taxes	24,548	39,763	37,766	40,485	44,783
Income taxes	8,715	14,182	13,471	15,001	16,122

Net earnings	$15,833	$25,581	$24,295	$25,484	$28,661

Basic earning per common share	$0.15	$0.24	$0.23	$0.24	$0.27
Diluted earnings per common share	$0.15	$0.24	$0.23	$0.24	$0.27
Cash dividends declared per common share	$0.120	$0.100	$0.100	$0.100	$0.100
Cash dividends declared	$12,742	$10,587	$10,581	$10,580	$10,608

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands)

Loan Portfolio by Type

	3/31/2015	12/31/2014	9/30/2014	6/30/2014	3/31/2014
Commercial and industrial	$417,588	$404,616	$396,214	$401,486	$376,282
SBA	127,458	135,375	134,307	130,117	132,953
Real estate:
Commercial real estate	2,601,628	2,597,153	2,582,769	2,527,632	2,326,103
Construction	55,346	55,173	67,229	59,477	42,906
SFR mortgage	205,329	205,329	193,416	187,219	190,204
Dairy & livestock and agribusiness	173,771	284,063	196,200	180,462	214,011
Municipal lease finance receivables	76,220	77,834	80,013	78,934	81,041
Consumer and other loans	73,746	73,220	73,203	74,501	59,288

Gross loans	3,731,086	3,832,763	3,723,351	3,639,828	3,422,788
Less:
Purchase accounting discount on PCI loans	(6,612)	(7,129)	(8,253)	(9,476)	(11,153)
Deferred loan fees, net	(8,451)	(8,567)	(8,862)	(9,425)	(8,763)
Allowance for loan losses	(60,709)	(59,825)	(59,582)	(60,974)	(68,725)

Net loans	$3,655,314	$3,757,242	$3,646,654	$3,559,953	$3,334,147

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands)

Nonperforming Assets and Delinquency Trends

	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014
Nonperforming loans:
Commercial and industrial	$952	$2,308	$3,423	$4,831	$3,171
SBA	2,463	2,481	3,243	2,138	1,650
Real estate:
Commercial real estate	16,787	23,318	14,795	14,866	11,852
Construction	—	—	9,666	9,767	9,867
SFR mortgage	2,233	3,240	3,999	6,765	7,868
Dairy & livestock and agribusiness	103	103	1,463	5,133	5,397
Consumer and other loans	463	736	461	470	397

Total	$23,001	$32,186	$37,050	$43,970	$40,202

% of Total gross loans	0.62%	0.84%	1.04%	1.26%	1.23%
Past due 30-89 days:
Commercial and industrial	$112	$978	$673	$516	$—
SBA	—	75	—	689	—
Real estate:
Commercial real estate	35	122	—	732	520
SFR mortgage	1,613	425	—	161	432
Dairy & livestock and agribusiness	—	—	—	—	—
Consumer and other loans	139	81	15	168	8

Total	$1,899	$1,681	$688	$2,266	$960

% of Total gross loans	0.05%	0.04%	0.02%	0.07%	0.03%
OREO:
Commercial and industrial	$736	$736	$1,254	$1,638	$—
Real estate:
Commercial real estate	1,518	—	70	—	—
Construction	4,868	4,901	4,901	4,901	6,475

Total	$7,122	$5,637	$6,225	$6,539	$6,475

Total nonperforming, past due, and OREO	$32,022	$39,504	$43,963	$52,775	$47,637

% of Total gross loans	0.86%	1.03%	1.23%	1.52%	1.46%

Net Interest Income and Net Interest Margin Reconciliations (Non-GAAP)

We use certain non-GAAP financial measures to provide supplemental information regarding our performance. Net interest income for the three months ended March 31, 2015 and 2014 include a yield adjustment of $980,000 and $1.7 million, respectively. These yield adjustments relate to discount accretion on PCI loans, and are reflected in the Company’s net interest margin. We believe that presenting net interest income and the net interest margin excluding these yield adjustments provides additional clarity to the users of financial statements regarding core net interest income and net interest margin.

	Three Months Ended March 31,
(Dollars in thousands)	2015			2014
	Average Balance	Interest	Yield	Average Balance	Interest	Yield
Total interest-earning assets (TE)	$7,063,340	$66,017	3.77%	$6,412,534	$62,992	3.98%
Discount on acquired PCI loans	(7,237)	(980)		12,698	(1,707)

Total interest-earning assets, excluding PCI loan discount and yield adjustment	$7,056,103	$65,037	3.71%	$6,425,232	$61,285	3.87%

Net interest income and net interest margin (TE)		$62,846	3.59%		$58,872	3.72%
Yield adjustment to interest income from discount accretion on acquired PCI loans		(980)			(1,707)

Net interest income and net interest margin (TE), excluding yield adjustment		$61,866	3.53%		$57,165	3.60%

Tangible book value reconciliations (Non-GAAP)

The tangible book value per share is a Non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance. The following is a reconciliation of tangible book value to the Company stockholders’ equity computed in accordance with GAAP, as well as a calculation of tangible book value per share as of March 31, 2015 and 2014.

	March 31,
	2015	2014
	(Dollars in thousands, except share data)
Stockholders’ equity	$897,118	$809,181
Less: Goodwill	(74,244)	(55,097)
Less: Intangible assets	(2,946)	(2,139)

Tangible book value	$819,928	$751,945
Common shares issued and outstanding	106,246,910	106,011,665

Tangible book value per share	$7.72	$7.09

Noninterest Expense and Efficiency Ratio Reconciliation (Non-GAAP)

We use certain non-GAAP financial measures to provide supplemental information regarding our performance. Noninterest expense for the quarter ended March 31, 2015, includes debt termination expense of $13.9 million. We believe that presenting the efficiency ratio, and the ratio of noninterest expense to average assets, excluding the impact of debt termination expense, provides additional clarity to the users of financial statements regarding core financial performance. The Company did not incur debt termination expense during the quarter ended ended March 31, 2014.

	Three Months Ended March 31,
	2015	2014
	(Dollars in thousands)
Net interest income	$61,009	$56,942
Noninterest income	8,011	11,498
Noninterest expense	44,472	31,157
Less: debt termination expense	(13,870)	—

Adjusted noninterest expense	$30,602	$31,157
Efficiency ratio	64.43%	45.52%
Adjusted efficiency ratio	44.34%	45.52%
Adjusted noninterest expense	$30,602	$31,157
Average assets	7,449,297	6,772,650
Adjusted noninterest expense to average assets [1]	1.67%	1.87%

[1]	Annualized